Exhibit 99.01


                          CERTIFICATE OF INCORPORATION

                                       OF

                           OLYMPUS CAPITAL CORPORATION


1.         The name of the corporation is:

                     Olympus Capital Corporation

2. The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

3.         The nature of the business or purpose to be conducted or promoted is:

                     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01, amounting in the aggregate to Ten Dollars ($10.00).

5.         The name and mailing address of the Sole Incorporator is as follows:

                     Kimberly Ross Lieb
                     Buchanan Ingersoll Professional Corporation
                     One Oxford Centre
                     301 Grant Street, 20th Floor
                     Pittsburgh, PA  15219

6.         The corporation is to have perpetual existence.

7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

8. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter, or repeal the By-laws of the corporation.

9. Elections of directors need not be by written ballot except and to be extent provided in the By-laws of the corporation.

           I, Kimberly Ross Lieb, being the Sole Incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, to make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of October, 1996.




                                                              Kimberly Ross Lieb
                                                              Sole Incorporator